Exhibit 99.1 For Immediate Release
July 24, 2014

DCB Financial Corp Announces Second Quarter 2014 Results

Lewis Center, OH, July 24, 2014 - DCB Financial Corp (the “Company”), (OTC Bulletin Board DCBF), parent holding company of The Delaware County Bank & Trust Company, Lewis Center, Ohio (the “Bank”) announced net income of $61,000 or $0.01 per diluted share for the three months ended June 30, 2014, compared to net income of $156,000 or $0.02 per diluted share for the same period in 2013. Non-recurring gains and losses in the second quarter of 2014 aggregated $118,000 of net losses or $0.02 per diluted share, compared to net non-recurring gains, negative provision for loan losses and income tax benefit aggregating $631,000, or $0.09 per diluted share in the year-ago quarter. There was no loan loss provision or income tax benefit in the second quarter of 2014.

Net income was $180,000 or $0.02 per diluted share for the six months ended June 30, 2014, compared to net income of $298,000 or $0.04 per diluted share for the same period in 2013. Non-recurring gains and losses in the first half of 2014 aggregated $63,000 of net losses, compared to net non-recurring gains, negative provision for loan losses and income tax benefit aggregating $1.4 million in the prior year. There was no loan loss provision or income tax benefit in the first half of 2014.

Ronald J. Seiffert, President and CEO for the Company said, “Net income excluding non-recurring items in the second quarter of 2014 was the highest since the third quarter of 2012, and it’s the first time in six years that we have reported two consecutive quarters of positive net income exclusive of non-recurring items. We continue to make progress on improving our asset quality, with non-performing assets at the end of the second quarter of 2014 at their lowest level since the third quarter of 2008 and down 70% from their peak in the first quarter of 2011.”

Seiffert continued, “Investor’s growing confidence in the strength of our balance sheet is reflected in our stock price as a percentage of tangible book value, which was 116% at the end of the second quarter, and is at its highest level since the fourth quarter of 2007. We have accomplished a lot in the first half of 2014, and with the dedication of the Company’s employees, management and board of directors, along with the strong support of the communities in which we operate, I am confident in our Company’s future as we continue to build the premier community banking franchise in Central Ohio.”

Balance Sheet Highlights

Total assets were $500.5 million at June 30, 2014, which was a decrease of $1.9 million from $502.4 million at December 31, 2013. Assets sold in connection with the sale of the Company’s Marysville branch in the first quarter totaled $18.7 million and included cash of $12.5 million, loans of $4.8 million and fixed assets of $1.4 million. Deposits attributable to the branch totaling $19.4 million were assumed by the buyer.

Total loans, including loans held for sale, increased $3.3 million in the second quarter, and were $357.7 million at June 30, 2014, compared with $354.4 million at March 31, 2014. Residential mortgages and consumer loans increased at annualized rates of 32.1% and 16.4%, respectively, in the second quarter primarily as the result of business development initiatives including ongoing engagement with and calling on local real estate agencies and a successful cross-selling program to existing customers. Commercial and industrial loans decreased $5.9 million in the second quarter, through a combination of weakness in demand, normal amortization, prepayments and chargeoffs.

Deposits totaled $436.1 million at June 30, 2014, which was a slight decrease from $439.8 million at the end of the first quarter. Time accounts decreased $7.1 million in the second quarter, which was partially offset by increases in savings, demand and money market accounts aggregating $3.4 million. Consistent with the financial sector generally, the very low interest rate environment continues to influence the Company’s deposit composition, as customer preference for non-maturity savings, demand and money market accounts outweighs that of time accounts.

Stockholders’ equity was $46.8 million at June 30, 2014, compared with $46.4 million at March 31, 2014, and $45.3 million at December 31, 2013. The increase since December is primarily the result of the difference between the unrealized loss of $940,000 on one collateralized debt obligation (“CDO”) at December 31, 2013, and the actual loss recognized upon the sale of that security in the first quarter of $140,000. Sharply higher demand for these types of securities in the first quarter of 2014 contributed to the increase in the value of the CDO during that quarter. The remaining increase in stockholder’s equity is due primarily to an increase in unrealized gains on securities available-for-sale and to net income in the first half of 2014.

The Bank’s Tier 1 leverage ratio was 8.97% and its total risk-based capital ratio was 14.02% at the end of the second quarter, both of which were well above the regulatory thresholds required to be classified as a “well-capitalized” institution, which are 5.0% and 10.0%, respectively.

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Asset Quality and the Provision for Loan Losses

Delinquent loans (including non-accrual) totaled $5.3 million or 1.48% of total loans at June 30, 2014, compared to $4.6 million or 1.29% of total loans at March 31, 2014 and $8.1 million or 2.24% at the end of 2013. Nonaccrual loans totaled $4.2 million or 1.17% of total loans at June 30, 2014, compared to $3.6 million or 1.02% of total loans at March 31, 2014 and $6.9 million or 1.90% of total loans at December 31, 2013.

Non-performing assets were $14.9 million or 2.97% of total assets at June 30, 2014, compared with $17.7 million or 3.59% of total assets at March 31, 2014 and $21.9 million or 4.36% of total assets at December 31, 2013. Troubled debt restructurings (“TDR’s”) which are performing in accordance with the restructured terms and accruing interest, but are included in non-performing assets, were $9.3 million at June 30, 2014, compared to $12.6 million at March 31, 2014 and $12.8 million at December 31, 2013.

Much of the improvement in asset quality in the first half of 2014 has resulted from the execution of previously disclosed strategies developed in the fourth quarter of 2013 to accelerate the disposition of certain troubled assets, in particular two commercial relationships which totaled $5.7 million at the end of 2013. As of June 30, 2014, a total of $4.7 million of cash has been collected on these relationships. One of the relationships, with a carrying amount of $2.7 million at the end of 2013, was paid off for the full carrying amount in the first quarter. A second relationship with an outstanding balance of $3.0 million and an allowance allocation of $1.5 million at the end of 2013 has been paid down by $2.0 million in the first half of 2014, of which $554,000 was received in the second quarter. The Company recorded a partial chargeoff on this second relationship of $750,000 in the first quarter, using the specific loan loss allocation established for this relationship in the fourth quarter of 2013. As a result of the $554,000 that was collected on this relationship in the second quarter, an identical amount of allowance for loan losses allocated to this relationship at the end of 2013 has been freed up and incorporated into the general and qualitative components of the allowance for loan losses, as of June 30, 2014. The Company maintains a 100% reserve allocation against the remaining balance of $197,000 at the end of the second quarter (net of the partial chargeoff), due to uncertainty as to the collectability of the remaining balance. The Company has retained legal counsel in anticipation of exploring claims to be made against the third-party purchaser of certain of the borrowers assets which, the Company maintains, were and remain subject to a perfected first lien position of the Company.

Certain troubled loans totaling $418,000 and classified as held-for-sale at the end of 2013 were sold during the second quarter of 2014 for $395,000. Writedowns and losses on loans held-for-sale totaled $114,000 in the second quarter, with $23,000 realized upon sales of loans and $91,000 from writedowns on remaining loans held-for-sale at the end of the second quarter.

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Net charge-offs were $777,000 or 0.87% (annualized) of average loans in the second quarter, compared to net charge-offs of $15,000 in the year-ago quarter. Net charge-offs were $2.1 million or 1.15% (annualized) of average loans in the first half of 2014, compared to net recoveries of $511,000 in the year-ago period. Three relationships comprised nearly all of the charge-offs in the first half of 2014, which were charged against specific allowance allocations established in the fourth quarter of 2013.

There was no provision for loan losses recorded in the first half of 2014, as the $3.3 million loan loss provision recorded in the fourth quarter of 2013 included specific allocations for the three large relationships charged-off in the first half of 2014. Negative provisions for loan losses of $240,000 and $890,000 were recorded in the quarter and six months ended June 30, 2013 as the result of the net recoveries and other credit quality indicators in those periods. The provision for loan losses as a percentage of net charge-offs was not meaningful for first half of 2014 and 2013. On a linked-quarters basis, the provision for loan losses as a percentage of net charge-offs was 97.2% for the four calendar quarters ending June 30, 2014.

The allowance for loan losses was $4.6 million at June 30, 2014, compared with $5.3 million at March 31, 2014 and $6.7 million at December 31, 2013. The ratio of the allowance for loan losses to total loans was 1.28% at June 30, 2014, compared with 1.51% at March 31, 2014 and 1.85% at December 31, 2013. The ratio of the allowance for loan losses to non-performing loans (including TDR’s) was 33.9% at June 30, 2014, compared with 33.0% at March 30, 2014 and 34.1% at December 31, 2013. The ratio of the allowance for loan losses to non-accrual loans was 109% at June 30, 2014, compared with 148% at March 30, 2014 and 97% at December 31, 2013.

Net Interest Income

Net interest income totaled $4.0 million in the three months ended June 30, 2014, compared with $3.8 million in the year-ago quarter and $4.0 million in the first quarter of 2014. Average interest-earning assets decreased $3.3 million in the second quarter compared to the year-ago quarter, and were $12.9 million lower than the first quarter of 2014, due primarily to the effect on average assets, net of organic loan growth over the last four quarters, of the sale of the Company’s Marysville branch in the first quarter of 2014, and to payoffs of two large commercial relationships totaling $5.7 million late in the first quarter of 2014. The net interest margin increased 24 basis points in the second quarter compared with the year-ago quarter and was 3 basis points higher than the first quarter of 2014.

The net interest margin was 3.53% in the second quarter of 2014, compared with 3.29% in the year-ago quarter and 3.50% in the first quarter of 2014. The earning assets yield increased 4 basis points in the second quarter of 2014 compared with the year-ago quarter, due largely to growth in our loan portfolio which was funded primarily from cash on deposit with the Federal Reserve and cash flows from our securities portfolio. The cost of interest-bearing liabilities decreased 23 basis points over the same period as a result of maturing time accounts which either were renewed at lower rates or were transferred into our interest-bearing demand and money market accounts, which earn interest at lower rates than time accounts. Also, we restructured advances from the Federal Home Loan Bank in November, 2013 which contributed to a 176 basis point decrease in the cost of borrowings in the second quarter compared to the year-ago quarter.

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Average interest-earning assets were $453.4 million in the second quarter, compared with $456.7 million in the year-ago quarter and $466.4 million in the first quarter of 2014. The average balance of loans increased by $27.9 million, while average balance of interest earning cash and cash equivalents decreased $22.7 million and average investments decreased $8.5 million when compared with the year-ago quarter, as we used our excess liquidity position to fund organic loan growth. Total average loans were 78.7% of total average interest-earning assets in the second quarter of 2014, compared with 72.0% in the year-ago quarter and 77.1% in the first quarter of 2014. The average balance of time deposits declined $43.3 million in the second quarter compared with the year-ago quarter, while average balances in lower-costing interest-bearing demand, savings and money market accounts increased $21.2 million, and the average balance of non-interest-bearing demand accounts increased $15.7 million over that same period.

Net interest income totaled $8.0 million in the first half 2014, which was an increase of $609,000 or 8.3% compared with $7.4 million in the year-ago period. The net interest margin was 3.49% for the six months ended June 30, 2014, compared with 3.29% in the year-ago period. The earning asset yield increased 2 basis points in the first half of 2014 compared with the year-ago period, and the cost of interest-bearing liabilities decreased 19 basis points over the same period.

Average interest-earning assets were $460.4 million in the first half of 2014, which was an increase of $6.2 million or 1.37% from the first half of 2013. Total average loans and leases were 77.8% of total interest-earning assets in the six months ended June 30, 2014, compared with 70.5% in the first half of 2013. The average balance in time deposits decreased $45.7 million in the first half of 2014 compared with the year-ago period, while the average balances in lower-costing interest-bearing demand, savings and money market accounts increased $28.1 million, and the average balance of non-interest-bearing demand accounts increased $16.7 million.

Non-Interest Income and Non-Interest Expenses

Non-interest income was $996,000 in the second quarter of 2014, compared to $1.4 million in the second quarter of 2013 and $1.2 million in the first quarter of 2014. Non-recurring gains, writedowns and losses accounted for much of the changes in non-interest income in the second quarter compared to the year-ago quarter and to the first quarter of 2014. Nonrecurring writedowns and losses, net of nonrecurring gains were $118,000 in the second quarter of 2014 (writedowns and losses on loans held-for-sale and loss on sale of REO), compared to net nonrecurring gains of $137,000 in the year-ago quarter (gains on sales of securities and REO) and net non-recurring gains $53,000 in the first quarter of 2014 (gain on sale of branch, writedowns of loans held-for-sale and loss on sale of securities available-for-sale).

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Noninterest income was $2.2 million in the first half of 2014, compared to $2.7 million in the first half of 2013. Nonrecurring writedowns and losses, net of nonrecurring gains were $63,000 in the first half of 2014, compared to net nonrecurring gains of $221,000 in the year-ago period.

Non-interest income (net of nonrecurring income, gains and losses and gains/losses on the sales of securities) accounted for 21.8% of total revenue in the second quarter of 2014, compared with 24.5% in the year-ago quarter and 22.2% in the first quarter of 2014. Non-interest income accounted for 22.0% of total revenue in the first half of 2014, compared with 24.9% in the year-ago period.

Non-interest expenses were $4.9 million for the second quarter of 2014, compared with $5.4 million in the year-ago quarter and $5.1 million for the first quarter of 2014. The decrease from the year-ago quarter is primarily attributable to a $294,000 decrease in professional services, a $152,000 decrease in salaries and benefits, a $120,000 decrease in other non-interest expenses, and a $66,000 decrease in state franchise taxes. The decrease in professional services is due primarily to the substantial improvement in our asset quality which has reduced the need for outside professional services related to the workout of classified assets. The decrease in salaries and benefits is attributable to a decline in incentive compensation expense as loan originations during the quarter are down from the year-ago quarter, and to the elimination of $47,000 of salaries expense attributable to the Company’s former Marysville branch. The decrease in state franchise taxes is the result of a change in the tax law which changed how the tax is calculated in the current year.

The Company’s efficiency ratio was 96.2% in the second quarter of 2014, compared with 109.5% in the year-ago quarter, and 98.5% in the first quarter of 2014.

Non-interest expenses were $10.0 million in the first half of 2014, which was a decrease of $913,000 or 8.4% compared to the the first half of 2013 as salaries and benefits expense decreased $346,000, franchise taxes decreased $122,000, and professional services decreased $330,000 for the same reasons discussed above.

The Company’s efficiency ratio was 97.4% for the first half of 2014, compared to 110.9% in the prior year.

Income Taxes

The Company had net deferred tax assets totaling $11.0 million and $11.6 million with valuation allowances of $11.3 million and $11.2 million, respectively, at June 30, 2014 and December 31, 2013. Included in net deferred tax assets are gross deferred tax assets of $12.0 million and $11.7 million at June 30, 2014 and December 31, 2013, respectively. Deferred tax liabilities at June 30, 2014 were comprised entirely of the tax liability generated by the unrealized gains on securities available-for-sale.

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About DCB Financial Corp

DCB Financial Corp is a financial holding company formed under the laws of the State of Ohio. The Company is the parent of The Delaware County Bank & Trust Company, a state-chartered commercial bank. The Bank conducts business from its main offices at 110 Riverbend Avenue in Lewis Center, Ohio, and through its 14 branch offices located in Delaware County, Ohio and surrounding communities. The Bank provides customary retail and commercial banking and cash management services to its customers, including checking and savings accounts, time deposits, IRAs, safe deposit facilities, personal loans, commercial loans, commercial leases, real estate mortgage loans, night depository facilities and trust and personalized wealth management services.

Forward-Looking Statements

This press release contains certain forward-looking statements with respect to the financial condition, results of operations and business of DCB Financial Corp. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: an increase in competitive pressure in the banking industry; changes in the interest rate environment which may affect the net interest margin; changes in the regulatory environment; general economic conditions, either nationally or regionally, resulting, among other things, in a deterioration in credit quality; changes in business conditions and inflation; changes in the securities markets; changes in technology used in the banking business; our ability to maintain and increase market share and control expenses; increases in FDIC insurance premiums may cause earnings to decrease; and other risks set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and in subsequent filings with the Securities and Exchange Commission.

The Company does not undertake, and specifically disclaims any obligation, to publicly revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact:	DCB Financial Corp
Ronald J. Seiffert, President and CEO
(740) 657-7000

J. Daniel Mohr, Executive Vice President and CFO
(740) 657-7510

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DCB Financial Corp

Consolidated Balance Sheets (Unaudited)

	June 30, 2014	December 31, 2013
	(Dollars in thousands, except share and per share data)
Assets
Cash and due from financial institutions	$5,632	$6,110
Interest-bearing deposits	23,189	19,247
Total cash and cash equivalents	28,821	25,357

Securities available-for-sale	80,690	79,948

Loans	356,339	356,048
Less allowance for loan losses	(4,568)	(6,724)
Net loans	351,771	349,324

Loans held for sale	1,329	7,806
Real estate owned	1,406	1,219
Investment in FHLB stock	3,250	3,799
Premises and equipment, net	10,326	10,641
Premises and equipment held for sale	—	1,405
Bank-owned life insurance	19,699	19,297
Accrued interest receivable and other assets	3,182	3,623
Total assets	$500,474	$502,419

Liabilities and stockholders’ equity
Liabilities:
Deposits:
Non-interest bearing	$108,547	$109,622
Interest bearing	327,563	317,237
Total deposits	436,110	426,859

Deposits held for sale	—	22,571
Federal Home Loan Bank advances	4,823	4,838
Accrued interest payable and other liabilities	12,701	2,887
Total liabilities	453,634	457,155

Stockholders’ equity:
Common stock	15,771	15,771
Retained earnings	37,863	37,683
Treasury stock	(7,416)	(7,416)
Accumulated other comprehensive income (loss)	622	(774)
Total stockholders’ equity	46,840	45,264
Total liabilities and stockholders’ equity	$500,474	$502,419

Common shares outstanding	7,192,350	7,192,350
Book value per common share	$6.51	$6.29

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DCB Financial Corp

Consolidated Statements of Operations (Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
	(Dollars in thousands, except share and per share data)
Interest income:
Loans	$3,743	$3,735	$7,480	$7,286
Securities	534	489	1,088	1,055
Federal funds sold and interest bearing deposits	9	21	23	50
Total interest income	4,286	4,245	8,591	8,391

Interest expense:
Deposits:
Savings and money market accounts	136	115	269	608
Time accounts	108	284	237	220
NOW accounts	19	23	37	45
Total	263	422	543	873

Borrowings:
FHLB advances	36	72	72	151
Total interest expense	299	494	615	1,024

Net interest income	3,987	3,751	7,976	7,367
Provision for loan losses	—	(240)	—	(890)
Net interest income after provision for loan losses	3,987	3,991	7,976	8,257

Non-interest income:
Service charges	489	573	1,000	1,121
Wealth management fees	378	355	671	671
Treasury management fees	59	64	115	126
Income from bank-owned life insurance	164	165	402	405
Writedowns and losses on loans held for sale	(114)	—	(357)	—
Gain (loss) on sale of REO	(4)	2	(4)	86
Gain (loss) on sale of securities, available-for-sale	—	135	(140)	135
Gain on sale of branch	—	—	438	—
Other non-interest income	24	57	62	116
Total non-interest income	996	1,351	2,187	2,659

Non-interest expense:
Salaries and employee benefits	2,712	2,864	5,490	5,836
Occupancy and equipment	837	800	1,641	1,593
Professional services	197	491	617	947
Advertising	77	66	158	173
Office supplies, postage and courier	89	94	184	199
FDIC insurance premium	172	101	340	254
State franchise taxes	67	133	132	344
Other non-interest expense	771	891	1,421	1,550
Total non-interest expense	4,922	5,440	9,983	10,896

Income (loss) before income tax benefit	61	(98)	180	20
Income tax benefit	—	(254)	—	(278)
Net income	$61	$156	$180	$298

Share and Per Share Data
Basic average common shares outstanding	7,192,350	7,192,350	7,192,350	7,192,350
Diluted average common shares outstanding	7,250,702	7,227,901	7,254,203	7,225,573
Basic earnings per common share	$0.01	$0.02	$0.03	$0.04
Diluted earnings per common share	$0.01	$0.02	$0.02	$0.04

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DCB Financial Corp

Consolidated Average Balances (Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
	(Dollars in thousands)
Earning assets:
Interest bearing cash	$13,566	$36,271	$17,635	$42,163
Securities	78,587	75,509	79,827	76,175
Tax-exempt securities	4,603	16,179	4,707	15,790
Loans (1)	356,678	328,769	358,252	320,086
Total earning assets	453,434	456,728	460,421	454,214

Non-earning assets	40,778	48,182	40,828	50,581
Total assets	$494,212	$504,910	$501,249	$504,795

Interest bearing liabilities:
Interest bearing DDA	$76,555	$57,184	$78,655	$57,859
Money market	130,370	130,930	130,352	127,028
Savings accounts	42,720	40,344	43,118	39,153
Time deposits	81,415	124,760	83,797	129,522
FHLB advances	4,894	6,145	5,086	6,584
Total interest bearing liabilities	335,954	359,363	341,008	360,146

Non-interest bearing deposits	$109,486	93,820	110,490	93,791
Other non-interest bearing liabilities	3,043	2,529	4,578	2,059
Total liabilities	448,483	455,712	456,076	455,996
Stockholders’ equity	45,729	49,198	45,173	48,799
Total liabilities and stockholders’ equity	$494,212	$504,910	$501,249	$504,795

(1)	Includes loans held for sale

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DCB Financial Corp

Loans and Deposits (Unaudited)

The following table sets forth the composition of the Company’s loan portfolio at the dates indicated (includes loans held for sale):

	June 30, 2014		March 31, 2014		December 31, 2013
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Loan portfolio composition
Commercial and industrial	$104,959	29.4%	$110,886	31.3%	$122,901	33.8%
Commercial real estate	104,387	29.2%	105,077	29.7%	106,901	29.4%
Real estate and home equity	114,038	31.9%	105,573	29.8%	98,622	27.1%
Consumer and credit card	34,102	9.5%	32,759	9.2%	35,265	9.7%
Total loans	$357,486	100.0%	$354,295	100.0%	363,689	100.0%

Net deferred loan costs	182		164		165
Allowance for loan losses	(4,568)		(5,345)		(6,724)
Net loans	$353,100		$349,114		$357,130

The following table sets forth the composition of the Company’s deposits at the dates indicated (includes deposits held for sale):

	June 30, 2014		March 31, 2014		December 31, 2013
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Deposit composition
Non-interest bearing demand	$108,547	24.9%	$104,615	23.8%	$112,711	25.1%
Interest bearing demand	77,304	17.7%	79,945	18.2%	78,229	17.4%
Total demand	185,851	42.6%	184,560	42.0%	190,940	42.5%

Savings	42,784	9.8%	42,675	9.7%	43,448	9.7%
Money market	131,820	30.2%	129,846	29.5%	125,635	27.9%
Time deposits	75,655	17.4%	82,716	18.8%	89,407	19.9%
Total deposits	$436,110	100.0%	$439,797	100.0%	$449,430	100.0%

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DCB Financial Corp

Asset Quality (Unaudited)

The following table represents a summary of delinquent loans grouped by the number of days delinquent at the dates indicated (includes loans held-for-sale):

Delinquent loans and leases	June 30, 2014		March 31, 2014		December 31, 2013
	$	%(1)	$	%(1)	$	%(1)
	(Dollars in thousands)
30 days past due	$1,022	0.29%	$834	0.23%	$945	0.26%
60 days past due	80	0.02%	132	0.04%	290	0.08%
90 days past due and still accruing	—	—	—	—	—	—
Non-accrual	4,186	1.17%	3,607	1.02%	6,904	1.90%
Total	$5,288	1.48%	$4,573	1.29%	$8,139	2.24%

(1) As a percentage of total loans, excluding deferred costs

The following table represents information concerning the aggregate amount of non-performing assets (includes loans held for sale):

Non-performing assets	June 30, 2014	March 31, 2014	December 31, 2013
	(Dollars in thousands)
Non-accruing loans:
Residential real estate loans and home equity	$425	$511	$352
Commercial real estate	2,779	1,647	1,850
Commercial and industrial	981	1,449	4,702
Consumer loans and credit cards	1	—	—
Total non-accruing loans	4,186	3,607	6,904
Accruing loans delinquent 90 days or more	—	—	—
Total non-performing loans (excluding TDR’s)	4,186	3,607	6,904

Collateralized debt obligations	—	—	976
Other real estate and repossessed assets	1,406	1,563	1,219
Total non-performing assets (excluding TDR’s)	$5,592	$5,170	$9,099

Troubled debt restructurings(1)	$9,297	$12,569	$12,788
Total non-performing loans (including TDR’s)	$13,483	$16,176	$19,692
Total non-performing assets (including TDR’s)	$14,889	$17,739	$21,887

(1) TDR’s that are in compliance with their modified terms and accruing interest.

The following table summarizes changes in the allowance for loan losses arising from loans charged off, recoveries on loans and leases previously charged off and additions to the allowance which have been charged to expense:

Allowance for loan losses	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
	(Dollars in thousands)
Allowance for loan losses, beginning of period	$5,345	$6,758	$6,724	$6,882

Loans charged-off	(846)	(187)	(2,258)	(434)
Recoveries of loans previously charged-off	69	172	199	945
Net loans charged-off	(777)	(15)	(2,059)	511
Allowance related to loans transferred to held-for-sale	—	—	(97)	—
Provision for loan losses	—	(240)	—	(890)
Allowance for loan losses, end of period	$4,568	$6,503	$4,568	$6,503

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DCB Financial Corp

Consolidated Financial Information (Unaudited)

Key Ratios	At or for the three months ended June 30,		At or for the six months ended June 30,
	2014	2013	2014	2013
Return on average assets	0.05%	0.12%	0.07%	0.12%
Return on average equity	0.53%	1.27%	0.80%	1.22%
Yield on earning assets	3.77%	3.73%	3.75%	3.73%
Cost of funds	0.36%	0.59%	0.36%	0.55%
Net interest margin (1)	3.53%	3.29%	3.49%	3.29%
Non-interest income to total income (2)	21.84%	24.45%	22.00%	24.86%
Efficiency ratio (3)	96.20%	109%	97.37%	111%

Net loans charged-off to average loans, annualized	0.87%	0.02%	1.15%	(0.32)%
Provision for loan losses to average loans, annualized	0.00%	(0.29)%	0.00%	(0.56)%
Allowance for loan losses to total loans	1.28%	1.88%	1.28%	1.88%
Allowance for loan losses to non-accrual loans	109%	114%	109%	114%
Non-accrual loans to total loans	1.17%	1.65%	1.17%	1.65%
Non-performing assets to total assets (including performing TDR’s)	2.97%	4.72%	2.97%	4.72%
Non-performing assets to total assets (excluding performing TDR’s)	1.12%	1.76%	1.12%	1.76%

(1)	Net interest income divided by average earning assets
(2)	Non-interest income (excluding net realized gains and losses on securities and other non-recurring gains and losses) divided by the sum of net interest income and non-interest income (as adjusted)
(3)	Non-interest expense (less OREO expense and non-recurring expenses and losses) divided by the sum of net interest income and non-interest income (as adjusted)

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DCB Financial Corp

Selected Quarterly Financial Data (Unaudited)

	2014		2013
	Second	First	Fourth	Third	Second
	(Dollars in thousands, except per share data)
Interest income	$4,286	$4,304	$4,372	$4,316	$4,245
Interest expense	299	316	369	425	494
Net interest income	3,987	3,988	4,003	3,891	3,751
Provision for loan losses	—	—	3,307	—	(240)
Net interest income after provision for loan losses	3,987	3,988	696	3,891	3,991
Non-interest income	996	1,192	1,116	1,192	1,351
Non-interest expenses	4,922	5,063	4,914	5,230	5,440
Income (loss) before income tax benefit	61	117	(3,102)	(147)	(98)
Income tax benefit	—	—	—	(20)	(254)
Net income (loss)	$61	$117	$(3,102)	$(127)	$156

Stock and related per share data
Basic and diluted earnings (loss) per common share	$0.01	$0.02	$(0.43)	$(0.02)	$0.02
Basic weighted average common shares outstanding	7,192,350	7,192,350	7,192,350	7,192,350	7,192,350
Diluted weighted average common shares outstanding	7,250,702	7,244,716	7,192,350	7,192,350	7,227,901
Common book value per share	$6.51	$6.45	$6.29	$6.74	$6.84

Capital Ratios (Bank)
Tier 1 leverage ratio	8.97%	8.83%	8.77%	9.44%	9.51%
Tier 1 risk based capital	12.80%	12.78%	12.24%	13.12%	13.25%
Total risk based capital	14.02%	14.03%	13.50%	14.38%	14.49%

Selected ratios
Return on average assets	0.05%	0.09%	(2.43)%	(0.10)%	0.12%
Return on average equity	0.53%	1.02%	(25.42)%	(1.04)%	1.27%
Yield on earning assets	3.77%	3.74%	3.68%	3.67%	3.73%
Cost of funds	0.36%	0.32%	0.42%	0.48%	0.59%
Net interest margin	3.53%	3.50%	3.37%	3.31%	3.29%
Non-interest income to total income (1)	21.84%	22.22%	21.86%	24.21%	24.45%
Efficiency ratio (2)	96.20%	98.54%	95.82%	101.77%	109.45%

Asset quality ratios
Net loans charged off to average loans, annualized	0.87%	1.43%	1.21%	0.04%	0.02%
Provision for loan losses to average loans, annualized	0.00%	0.00%	3.66%	0.00%	(0.29)%
Allowance for loan losses to total loans	1.28%	1.51%	1.85%	1.81%	1.82%
Allowance for loan losses to non-accrual loans	109.13%	148.18%	97.39%	116.57%	114.15%
Non-accrual loans to total loans	1.17%	1.02%	1.90%	1.55%	1.65%
Non-performing assets to total assets (including performing TDR’s)	2.97%	3.59%	4.36%	4.33%	4.72%
Non-performing assets to total assets (excluding performing TDR’s)	1.12%	1.05%	1.81%	1.57%	1.76%

(1) Non-interest income (net of realized gains and losses on securities and other non-recurring items) divided by the sum of net interest income and non-interest income (as adjusted)

(2) Non-interest expense (less OREO expense) divided by the sum of net interest income and non-interest income (as adjusted)

14